Exhibit 3.1
CODE OF REGULATIONS

OF

INVACARE CORPORATION
Adopted December 28, 1979
Amended and Restated as of April 7, 1984
Amended May 22, 1996
Amended May 21, 2009
Amended May 20, 2010
Amended and Restated as of August 13, 2013

ARTICLE I

Fiscal Year

The fiscal year of the Corporation shall be the calendar year, or such other period as the Board of Directors may designate by resolution.
ARTICLE II

Shareholders

Section 1. Meetings of Shareholders.
(a)     Annual Meeting. The annual meeting of the Shareholders of this Corporation, for the election of Directors, the consideration of financial statements and other reports, and the transaction of such other business as may properly be brought before such meeting, shall be held at such time on such date as the Board of Directors shall designate by appropriate notice. Upon due notice there may also be considered and acted upon at an annual meeting any matter which could properly be considered and acted upon at a special meeting, in which case and for which purpose the annual meeting shall also be considered as, and shall be, a special meeting. In the event that the annual meeting is not held or if Directors are not elected thereat, a special meeting may be called and held for that purpose. (1701.39, 1701.38(A))
(b)     Special Meeting. Special meetings of the Shareholders may be held on any business day when called by any person or persons who may be authorized by law to do so. Calls for special meetings shall specify the purpose or purposes thereof; to be in proper form, calls for special meetings made by Shareholders (if and as authorized by law at such time) shall, in addition to complying with any applicable requirements of law, be in written form and shall include and comply with the information and other requirements of Article IIA, Section 2 of this Code of Regulations (including Section 2(a)(2)); and no business shall be considered at any such meeting other than that specified in the Corporation’s notice of meeting. (1701.40(A), 1701.41

(c)     Place of Meetings. Any meeting of Shareholders may be held at such place within or without the State of Ohio as may be designated in the Notice of said meeting. The Directors may determine that the meeting shall not be held at any physical place, but instead may be held solely by means of communications equipment as authorized by Ohio law. (1701.40(B))

(d)     Notice of Meeting and Waiver of Notice.
(1)     Notice. Written notice of the time, place and purposes of any meeting of Shareholders, and the means, if any, by which Shareholders can be present and vote at the meeting through the use of communications equipment, shall be given by the Corporation to each Shareholder entitled thereto not less than seven (7) days nor more than sixty (60) days before the date fixed for the meeting and as prescribed by law. Such notice to each Shareholder entitled to notice of or to vote at such meeting shall be given either by personal delivery, by mail, overnight delivery service, or by any other means of communication authorized by the Shareholder to whom notice is given. If such notice is mailed, it shall be directed, postage prepaid, to the Shareholders at their respective addresses as they appear upon the records of the Corporation, and notice shall be deemed to have been given on the day so mailed. If any meeting is adjourned to another time or place, no notice as to such adjourned meeting need be given other than by announcement at the meeting at which such an adjournment is taken. No business shall be transacted at any such adjourned meeting except as might have been lawfully transacted at the meeting at which such adjournment was taken. (1701.41(A), 1701.02)

(2)     Notice to Joint Owners. All notices with respect to any shares to which persons are entitled by joint or common ownership may be given to that one of such persons who is named first upon the books of this Corporation, and notice so given shall be sufficient notice to all the holders of such shares.

(3)     Waiver. Notice of any meeting, however, may be waived in writing by any Shareholder either before or after any meeting of Shareholders, or by attendance at such meeting without protest prior to the commencement thereof. (1701.42)

(e)     Shareholders Entitled to Notice and to Vote. If a record date shall not be fixed or the books of the Corporation shall not be closed against transfers of shares pursuant to statutory authority, the record date for the determination of Shareholders entitled to notice of or to vote at any meeting of Shareholders shall be the close of business on the twentieth day prior to the date of the meeting and only Shareholders of record at such record date shall be entitled to notice of and to vote at such meeting. Such record date shall continue to be the record date for all adjournments of such meeting unless a new record date shall be fixed and notice thereof and of the date of the adjourned meeting be given to all Shareholders entitled to notice in accordance with the new record date so fixed. (1701.45(A)(C)(E))

(f)     Quorum. At any meeting of Shareholders, the holders of shares entitling them to exercise a majority of the voting power of the Corporation, present in person or by proxy, shall constitute a quorum for such meeting; provided, however, that no action required by law, the Articles, or these Regulations to be authorized or taken by the holders of a designated proportion of the shares of the Corporation may be authorized or taken by a lesser proportion. When a quorum is once present it is not broken by the subsequent withdrawal of any Shareholder. The Shareholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. (1701.51)

(g)    Adjournment. Whenever it may be deemed desirable, and whether or not a quorum is present at any meeting of the Shareholders, the Chairman of the meeting, or the holders of a majority of the voting shares represented at the meeting, may adjourn the meeting from time to time to any future date, without notice other than by announcement at the meeting except as provided below. At any continuation of the adjourned meeting at which a quorum is present, any business may be transacted which may have been transacted at the meeting originally scheduled. If such adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each Shareholder of record entitled to vote at the meeting in accordance with these Regulations.

(h)     Organization of Meetings.

(1)     Presiding Officer. The Chairman of the Board, or in his absence, the President, or in the absence of both of them, a Vice President of the Corporation shall call all meetings of the Shareholders to order and shall act as Chairman thereof. If all are absent, the Shareholders shall select a Chairman.

(2)     Minutes. The Secretary of the Corporation, or, in his absence, an Assistant Secretary, or, in the absence of both, a person appointed by the Chairman of the meeting, shall act as Secretary of the meeting and shall keep and make a record of the proceedings thereat.

(i)     Order of Business. The Chairman of the meeting shall have the right to establish the order of business at all meetings of the Shareholders.
(j)    Meeting Protocol. To the maximum extent permitted by applicable law, the Board of Directors of the Corporation shall be entitled to make such rules or regulations for the conduct of meetings of Shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the Chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and take such action as, in the discretion of such Chairman, are deemed necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations and procedures, whether adopted by the Board or prescribed by the Chairman of the meeting, may include, without limitation, the following: (i) establishing an agenda for the meeting and the order for the consideration of the items of business on such agenda; (ii) restricting admission to the time set for the commencement of the meeting; (iii) limiting attendance at the meeting to Shareholders of record of the Corporation entitled to vote at the meeting, their duly authorized proxies or other such persons as the Chairman of the meeting may determine; (iv) limiting participation at the meeting on any matter to Shareholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the Chairman of the meeting may determine to recognize and, as a condition to recognizing any such participant, requiring such participant to provide the Chairman of the meeting with evidence of his or her name and affiliation, whether he or she is a Shareholder or a proxy for a Shareholder, and the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such Shareholder; (v) limiting the time allotted to questions or comments by participants; (vi) determining when the polls should be opened and closed for voting; (vii) taking such actions as are necessary or appropriate to maintain order, decorum, safety and security at the meeting; (viii) removing any Shareholder or other person who refuses to comply with meeting procedures, rules or guidelines as established by the Chairman of the meeting; (ix) subject to Section 1(g) of this Article, adjourning the meeting to a later date, time and place announced at the meeting by the Chairman of the meeting; and (x) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the Chairman of the meeting, meetings of Shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.
(k)     Voting. Except as provided by statute or in the Articles, every Shareholder entitled to vote shall be entitled to cast one vote on each proposal submitted to the meeting for each share held of record by him on the record date for the determination of the Shareholders entitled to vote at the meeting. At any meeting at which a quorum is present, all questions and business which may come before the meeting shall be determined by a majority of votes cast, except when a greater proportion is required by law, the Articles, or these Regulations. (1701.44(A))

(l)     Proxies. A person who is entitled to attend a Shareholders' meeting, to vote thereat, or to execute consents, waivers and releases, may be represented at such meeting or vote thereat, and execute consents, waivers, and releases, and exercise any of his rights, by proxy or proxies appointed by a writing signed by such person, or appointed by a verifiable communication authorized by such person, or by his duly authorized attorney, as provided by the laws of the State of Ohio. (1701.48)

(m)     List of Shareholders. At any meeting of Shareholders a list of Shareholders, alphabetically arranged, showing the number and classes of shares held by each on the record date applicable to such meeting shall be produced on the request of any Shareholder. (1701.37(B))

Section 2. Action of Shareholders Without a Meeting.
Any action which may be taken at a meeting of Shareholders may be taken without a meeting if authorized by a writing or writings signed by all of the holders of shares who would be entitled to notice of a meeting for such purpose, which writing or writings shall be filed or entered upon the records of the Corporation. (1701.54)

ARTICLE IIA.
Section 1. Majority Vote Director Resignation Procedures.
(a)     Majority Vote Director Resignations. Any nominee for Director in an Uncontested Election (as defined below) who receives a greater number of votes “withheld” or “against” his or her election than votes “for” such election, with “abstentions” and Broker Non-Votes (as defined below) not counted as votes cast with respect to such nominee’s election, shall, promptly following certification of the Shareholder vote, offer his or her resignation to the Board to be conditioned upon acceptance by the Board. Such resignation shall be considered in accordance with the following procedures of this Section 1.
(b)     Procedures.
(1)     Committee Consideration of Resignation. The Committee (as defined below) shall consider whether accepting the resignation is in the best interests of the Corporation and shall recommend to the Board the action to be taken with respect to such offered resignation (which action can include accepting the resignation, maintaining the Director but addressing what the Committee believes to be the underlying cause of the withhold votes, resolving that the Director will not be re-nominated in the future for election, or rejecting the resignation). In reaching its recommendation, the Committee shall consider all factors it deems relevant, including, as it deems appropriate, any stated reasons why Shareholders withheld votes from such Director; any alternatives for curing the underlying cause of the withheld votes; the Director’s tenure; the Director’s qualifications; the Director’s past and expected future contributions to the Corporation; the overall composition of the Board, including whether accepting the resignation would cause the Corporation to fail to meet any applicable regulatory or stock exchange listing requirements (including, for example, board composition regarding independence or financial expertise qualifications); whether the resignation would trigger defaults or other adverse consequences under material contracts or acceleration of change in control provisions or other rights in severance, employment or other compensation arrangements, or under other agreements entered into by the Corporation, and under the Corporation’s charter documents; whether the quorum present and voting in the Uncontested Election was significantly less than the quorum present and voting in prior elections; and whether accepting the resignation is in the best interests of the Corporation.
(2)     Participation. A Director who is required to offer his or her resignation in accordance with this Section 1 shall not be present during deliberations or voting of the Committee or the Board regarding whether to accept his or her resignation or, except as otherwise provided below, a resignation offered by any other Director in accordance with this Section 1 with respect to the same Uncontested Election. Prior to voting, the Committee and the Board will afford the affected Director an opportunity to provide the Committee or the Board with any information or statement that he or she deems relevant to such deliberations.
(3)    Timing/Board Action. Subject to any applicable legal or regulatory requirements, the members of the Board will take action on the Committee’s recommendation within 90 days following the submission of the Director’s resignation. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board deems to be appropriate. If the Board is unable to reach a decision on a timely basis, it will promptly publicly disclose the reasons therefor in the manner prescribed in Section 1(b)(4). The Board also may elect to delay acceptance of a resignation for a specified period to provide it with an opportunity to address the underlying Shareholder concerns, to recruit a new Director or for any other reason it believes appropriate.
(4)     Disclosure. Following the Board’s determination, the Corporation shall promptly publicly disclose in a widely-disseminated press release or a document furnished or filed with the Securities and Exchange Commission the Board’s decision of whether to accept the resignation offer including, if applicable, the reasons for rejecting the offered resignation.
(c)     Definitions. For purposes of this Section 1, the following terms shall have the meanings ascribed to them as follows:
“Broker Non-Votes” means proxies received from brokers or nominees holding shares for a beneficial owner indicating that the broker or nominee is not voting on a particular proposal because the broker or nominee has not received instructions from the beneficial owner(s) and does not have discretionary voting power with respect to that item.
“Committee” means (i) the Governance Committee of the Board, provided such committee then consists of at least three Directors, each of whom is an “independent Director” (as defined in accordance with the Corporation’s Corporate Governance Guidelines) and none of whom is a Director who is required to offer his or her resignation in accordance with this Section 1 with respect to the same Uncontested Election or (ii) if clause (i) is not satisfied, a committee of at least three Directors designated by the Board, each of the members of which committee is an independent Director and none of the members of which is a Director who is required to offer his or her resignation in accordance with this Section 1 with respect to the same Uncontested Election; provided, however, that if there are fewer than three independent Directors then serving on the Board who are not required to offer their resignations in accordance with this Section 1 with respect to the same Uncontested Election then the entire Board (other than the Director whose resignation is being considered who shall recuse himself or herself from the Board’s deliberations and voting with respect to his or her individual offer to resign) will make the determination to accept or reject each respective tendered resignation without any recommendation from the Committee and without the creation of a Committee.
“Uncontested Election” means any meeting of Shareholders at which Directors are to be elected and with respect to which the number of nominees for election, as of the last date by which Shareholders may submit notice to nominate a person for election as a Director, does not exceed the number of Directors to be elected.
(d)     Status. If any incumbent Director’s offer of resignation is not accepted by the Board, such Director shall continue to serve until the expiration of such Director’s then current term and until his or her successor is duly elected and qualified, subject only to such Director’s earlier death, resignation, disqualification or removal in accordance with Article III, Section 2 of these Regulations. If a Director’s offer of resignation is accepted by the Board pursuant to this Section 1 or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the remaining Directors may fill any resulting vacancy. If the Board does not accept one or more such resignations, it may elect to address any specific stated reasons why Shareholders “withheld” votes from or voted “against” the Directors or take such other actions that the Board deems appropriate and in the best interests of the Corporation.
Section 2. Notice of Shareholder Business and Nominations.
(a)     Annual Meetings. (1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the Shareholders may be made at an annual meeting of the Shareholders only as follows: (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any Shareholder who (i) was a Shareholder of record both at the time of giving of notice provided for in this Section 2 and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Section 2 as to such business or nomination. In order to assure that Shareholders and the Corporation have a reasonable opportunity to consider nominations and other business proposed to be brought before a meeting of Shareholders and to allow for full information to be distributed to Shareholders, clause (C) of this Section 2(a)(1) shall be the exclusive means for a Shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a‑8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting) before an annual meeting of the Shareholders.
(2) Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a Shareholder pursuant to Section 2(a)(1)(C), the Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such other business must otherwise be a proper matter for Shareholder action. To be timely, a Shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the date of such annual meeting and not later than the close of business on the later of the 60th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above. To be in proper written form, a Shareholder’s notice (whether given pursuant to this Section 2(a)(2) or Section 2(b)) to the Secretary of the Corporation must:
(A) set forth, as to the Shareholder giving the notice and the beneficial owner(s), if any, on whose behalf the nomination or proposal is made (i) the name and address of such Shareholder, as they appear on the Corporation’s books, the name and address of such beneficial owner(s), if any, and the name and address of their respective affiliates or associates or others acting in concert therewith, (ii) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such Shareholder, each such beneficial owner and their respective affiliates or associates or others acting in concert therewith, as of the date of the notice, (iv) any other information relating to such Shareholder and beneficial owner(s), if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (v) the written consent of such Shareholder and beneficial owner(s) to the public disclosure of information provided to the Corporation pursuant to this Section 2;
(B) set forth, as to the Shareholder giving the notice and, if given on behalf of a beneficial owner or owners, as to each beneficial owner on whose behalf the nomination or proposal is made (i) any agreements, arrangements or understandings entered into by the Shareholder or beneficial owner(s), as appropriate, and its affiliates and associates with respect to equity securities of the Corporation, including any put or call arrangements, derivative securities, short positions, borrowed shares, swap or similar arrangements or other transactions the value of which are determined by reference to the price, value or volatility of any class or series of shares of, the Corporation or which provide the opportunity to profit from any increase or decrease in the price or value of any class or series of shares of the Corporation (any of the foregoing, a “Derivative Instrument”), specifying in each case the effect of such agreements, arrangements or understandings on any voting or economic rights of equity securities of the Corporation, in each case as of the date of the notice and in each case describing any changes in voting or economic rights which may arise pursuant to the terms of such agreements, arrangements or understandings, (ii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Shareholder has a right to vote any class or series of shares of the Corporation, (iii) any rights to dividends on the shares of the Corporation owned beneficially by such Shareholder that are separated or separable from the underlying shares of the Corporation, (iv) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (v) any performance-related fees (other than an asset-based fee) that such Shareholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of such Shareholder’s immediate family sharing the same household, (vi) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation held by such Shareholder, (vii) any pending or threatened litigation in which the Shareholder or beneficial owner(s), as appropriate, and its affiliates and associates is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (viii) any direct or indirect interest of the Shareholder or beneficial owner(s), as appropriate, and its affiliates and associates in any transaction with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (ix) to the extent not covered in clauses (i) through (viii) of this Section 2(a)(2)(B), any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the Shareholder or beneficial owner);
(C) if the notice relates to any business other than a nomination of a Director or Directors that the Shareholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Shareholder and each beneficial owner, if any, in such business, (ii) the text of the proposal or business (including the text of any resolution proposed for consideration and, in the event that such proposal or business includes a proposal to amend this Code of Regulations, the text of the proposed amendment) and (iii) a reasonably detailed description of all agreements, arrangements and understandings between such Shareholder and each beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such Shareholder;
(D) set forth, as to each person, if any, whom the Shareholder proposes to nominate for election or reelection to the Board of Directors (i) all information relating to such person that is (or would be) required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected) and (ii) a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Shareholder and each beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate therewith or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;
(E) set forth a representation that such Shareholder intends to appear at the annual meeting to bring such nomination or other business before the annual meeting; and

(F) set forth such other information as may reasonably be required by the Board of Directors as described in the Corporation’s proxy statement for the preceding year’s annual meeting.
The Shareholder giving notice shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2 shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date of the meeting, if practicable (or, if not practicable, on the first practicable date prior to) any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).
The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent Director of the Corporation or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of such nominee. The Corporation also may require any proposed nominee to provide to the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is made, and a written representation and agreement (in a form provided by the Secretary of the Corporation) that such proposed nominee (i) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or other financial accommodations, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed to the Corporation and (iii) in such proposed nominee’s individual capacity and on behalf of the Shareholder (or the beneficial owner(s), if different) on whose behalf the nomination is made, would be in compliance, if elected as a Director, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(3) Notwithstanding anything in the second sentence of Section 2(a)(2) to the contrary, in the event that the number of Directors to be elected to the Board of Directors at an annual meeting is increased from the then-current size of Board of Directors and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Shareholder’s notice required by this Section 2 also shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
(b)     Special Meetings. Only such business shall be conducted at a special meeting of the Shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting and, other than nominations for election to the Board of Directors made in accordance with the following provisions, no Shareholder may bring before a special meeting of the Shareholders any business other than the business specified in the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of Shareholders at which Directors are to be elected pursuant to the notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the election of Directors is a matter specified in such notice of meeting, by any Shareholder who (A) is a shareholder of record at the time of giving of notice provided for in this Section 2 and at the time of the special meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 2 as to such nomination. In the event a special meeting of the Shareholders is called for the purpose of electing one or more Directors to the Board of Directors, any such Shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the notice of meeting, if the Shareholder shall deliver a notice in the form and containing the information required by Section 2(a)(2) (with respect to an annual meeting) with respect to any nomination by such Shareholder shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting. In no event shall any adjournment of a special meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above.
(c)     General. (1) Notwithstanding any other provision of this Code of Regulations to the contrary, only such persons who are nominated in accordance with the procedures set forth in this Section 2 shall be eligible to be elected by the Shareholders to serve as Directors and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with all of the applicable procedures set forth in this Section 2. Except as otherwise provided by law, the Articles or these Regulations, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with all of the procedures set forth in this Code of Regulations and, if any proposed nomination or any other business is not in compliance with this Code of Regulations, to declare that no action shall be taken and such non-compliant proposal or nomination shall be disregarded.

(2) For purposes of this Section 2, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
(3) Notwithstanding the foregoing provisions of this Section 2, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the annual or special meeting of Shareholders of the Corporation to present proposed business (including nomination for election to the Board of Directors), such proposed business shall not be transacted and such nomination shall be disregarded, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this provision, to be considered a qualified representative of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Shareholders.
(4) Notwithstanding the foregoing provisions of this Section 2, a Shareholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2; provided, however, that any references in this Section 2 to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2(a)(1)(C) or Section 2(b). Nothing in this Section 2 shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a‑8 under the Exchange Act. Subject to Rule 14a-8 under the Exchange Act, nothing in this Code of Regulations shall be construed to permit any Shareholder, or give any Shareholder the right, to include or have disseminated or described in the Corporation’s proxy statement any business proposal.
ARTICLE III
Directors
Section 1. General Powers.
The business, power and authority of this Corporation shall be exercised, conducted and controlled by a Board of Directors, except where the law, the Articles or these Regulations require action to be authorized or taken by the Shareholders. (1071.59)

Section 2. Number, Election and Qualification of Directors.

(a)     Number. The Board of Directors shall consist of not less than five nor more than fifteen members. At any Shareholders meeting called for the purpose of electing Directors, the Shareholders, by a vote of the holders of a majority of the voting power represented at the meeting, may fix or change the total number of Directors within the above limitation. In the event that the Shareholders fail to fix or change the number of Directors, the number of Directors then serving in office shall constitute the total number of Directors until further changed in accordance with this Section. In addition to the authority of the Shareholders to fix or change the number of Directors, the total number of Directors so determined may be increased or decreased by not more than two between Shareholders' meetings by the Board of Directors at a meeting or by action without a meeting, and the total number of Directors as so changed shall be the total number of Directors until further changed in accordance with this Section. In the event that the Directors increase the total number of Directors, the Directors who are then in office may fill any vacancy created thereby. No reduction in the total number of Directors shall of itself have the effect of shortening the term of any incumbent Director.
(b)     Election. Subject to the rights of Directors to elect additional Directors in accordance with Section 2(a) or Section 3(d), the Directors whose term of office has expired or who are being elected by the Shareholders to fill any vacancies, without regard to how such vacancies were created, shall be elected at the Annual Meeting of Shareholders, or if not so elected, at a Special Meeting of Shareholders called for that purpose. At any meeting of Shareholders at which Directors are to be elected, only persons nominated as candidates in accordance with the procedures set forth in Article IIA, Section 2 of this Code of Regulations shall be eligible for election, and the candidates receiving the greatest number of votes shall be elected.
(c)     Qualification. Directors need not be Shareholders of the Corporation. No person shall qualify for service as a Director of the Corporation if he or she is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or has received any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with candidacy or service as a Director of the Corporation; provided that agreements providing only for indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a Director (but not, for the avoidance of doubt, in connection with service as a Director) and any pre-existing employment agreement a candidate has with his or her employer (not entered into in contemplation of the employer’s investment in the Corporation or such employee’s candidacy as a Director), shall not be disqualifying under these Regulations.
Section 3. Term of Office of Directors.
(a)     Term. Except as otherwise provided by law, by the Articles or by these Regulations, Directors shall be elected at the Annual Meeting of Shareholders to serve until the next Annual Meeting of Shareholders. The Directors shall hold office for the respective terms to which elected and until their respective successors are elected and qualified, subject only to prior resignation, death or removal by the Directors as provided by law, and subject to the provisions of the Articles.
(b)     Removal. Other than as heretofore stated, no Director may be removed from office except for cause. With prior notice thereof, all the Directors or any individual Director may be removed for cause by a majority vote at any Special Meeting of Shareholders properly called for that purpose, provided that, unless all the Directors are removed, no individual Director shall be removed in case the votes of a sufficient number of shares are cast against his removal which, if cumulatively voted at an election of all the Directors, as the case may be, would be sufficient to elect at least one Director.
(c)     Resignation. A resignation from the Board of Directors shall be deemed to take effect immediately or at such other time as the Director may specify.
(d)     Vacancy. If any vacancy shall occur in the Board of Directors by death, resignation or as provided by law, the Articles or these Regulations, the remaining Directors shall constitute the Board of Directors until such vacancy is filled. The remaining Directors may fill any vacancy in the Board for the unexpired term.
Section 4. Meetings of Directors.
(a)     Regular Meetings. A regular meeting of the Board of Directors shall be held immediately following the adjournment of the annual meeting of the Shareholders or a special meeting of the Shareholders at which Directors are elected. The holding of such Shareholders' meeting shall constitute notice of such Directors' meeting and such meeting may be held without further notice. Other regular meetings shall be held at such other times and places as may be fixed by the Directors. (1701.61)
(b)     Special Meetings. Special meetings of the Board of Directors may be held at any time upon call of the Chairman of the Board, the President, any Vice President, or any two Directors. (1701.61(A))
(c)     Place of Meeting. Any meeting of Directors may be held at any place within or without the State of Ohio in person and/or through any communications equipment if all persons participating in the meeting can hear each other. (1701.61(B))
(d)     Notice of Meeting and Waiver of Notice. Notice of the time and place of any regular or special meeting of the Board of Directors (other than the regular meeting of Directors following the adjournment of the annual meeting of the Shareholders or following any special meeting of the Shareholders at which Directors are elected) shall be given to each Director by personal delivery, telephone, mail, telegram, cablegram or any other means of communication authorized by the Director at least forty-eight (48) hours before the meeting, which notice need not specify the purpose of the meeting. Such notice, however, may be waived in writing by any Director either before or after any such meeting, or by attendance at such meeting (including attendance (presence) by means of participation through any communications equipment as above provided) without protest prior to the commencement thereof. (1701.61(B)(C), 1701.42)
Section 5. Quorum and Voting.
At any meeting of Directors, not less than one-half of the whole authorized number of Directors is necessary to constitute a quorum for such meeting, except that a majority of the remaining Directors in office constitutes a quorum for filling a vacancy in the Board. At any meeting at which a quorum is present, all acts, questions and business which may come before the meeting shall be determined by a majority of votes cast by the Directors present at such meeting, unless the vote of a greater number is required by the Articles, Regulations or By-Laws. (1701.62)
Section 6. Committees.
(a)     Appointment. The Board of Directors may from time to time appoint one or more of its members to act as a committee or committees in the intervals between meetings of the Board and may delegate to such committee or committees powers to be exercised under the control and direction of the Board. Each such committee and each member thereof shall serve at the pleasure of the Board.
(b)     Executive Committee. In particular, the Board of Directors may create from its membership and define the powers and duties of an Executive Committee. During the intervals between meetings of the Board of Directors the Executive Committee shall possess and may exercise all of the powers of the Board of Directors in the management and control of the business of the Corporation to the extent permitted by law. All action taken by the Executive Committee shall be reported to the Board of Directors at its first meeting thereafter.
(c)     Committee Action. Unless otherwise provided by the Board of Directors, a majority of the members of any committee appointed by the Board of Directors pursuant to this Section shall constitute a quorum at any meeting thereof and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing signed by all its members. Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors, and shall keep a written record of all action taken by it. (1701.63)
(d)    Subcommittees. Unless otherwise restricted by action of the Board of Directors, any committee of Directors created pursuant to this section may further delegate any or all of its authority and duties to a subcommittee of one or more of its members.
Section 7. Action of Directors Without a Meeting.
Any action which may be taken at a meeting of Directors may be taken without a meeting if authorized by a writing or writings signed by all the Directors, which writing or writings shall be filed or entered upon the records of the Corporation. (1701.54)
Section 8. Compensation of Directors.
The Board of Directors may allow compensation for attendance at meetings or for any special services, may allow compensation to members of any committee, and may reimburse any Director for his expenses in connection with attending any Board or committee meeting. (1701.60)

Section 9. Attendance at Meetings of Persons Who Are Not Directors.
Unless waived by a majority of Directors in attendance, not less than twenty-four (24) hours before any regular or special meeting of the Board of Directors any Director who desires the presence at such meeting of not more than one person who is not a Director shall so notify all other Directors, request the presence of such person at the meeting, and state the reason in writing. Such person will not be permitted to attend the Directors' meeting unless a majority of the Directors in attendance vote to admit such person to the meeting. Such vote shall constitute the first order or business for any such meeting of the Board of Directors. Such right to attend, whether granted by waiver or vote, may be revoked at any time during any such meeting by the vote of a majority of the Directors in attendance.
ARTICLE IV
Officers
Section 1. General Provisions.
The Board of Directors shall elect a President, a Secretary and a Treasurer, and may elect a Chairman of the Board, one or more Vice-Presidents, and such other officers and assistant officers as the Board may from time to time deem necessary. The Chairman of the Board, if any, shall be a Director, but no one of the officers need be a Director. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two or more officers. (1701.64(A))
Section 2. Powers and Duties.
All officers, as between themselves and the Corporation, shall respectively have such authority and perform such duties as are customarily incident to their respective offices, and as may be specified from time to time by the Board of Directors, regardless of whether such authority and duties are customarily incident to such office. In the absence of any officer of the Corporation, or for any other reason the Board of Directors may deem sufficient, the Board of Directors may delegate for the time being, the powers or duties of such officer, or any of them, to any other officer or to any Director. The Board of Directors may from time to time delegate to any officer authority to appoint and remove subordinate officers and to prescribe their authority and duties. Since the lawful purposes of this Corporation include the acquisition and ownership of real property, personal property and property in the nature of patents, copyrights, and trademarks and the protection of the Corporation's property rights in its patents, copyrights and trademarks, each of the officers of this Corporation is empowered to execute any power of attorney necessary to protect, secure, or vest the Corporation's interest in and to real property, personal property and its property protectable by patents, trademarks and copyright registration and to secure such patents, copyrights and trademark registrations. (1701.64(B)(1))
Section 3. Term of Office and Removal.

(a)     Term. Each officer of the Corporation shall hold office during the pleasure of the Board of Directors, and unless sooner removed by the Board of Directors, until the meeting of the Board of Directors following the date of their election and until his successor is elected and qualified. (1701.64(A))
(b)     Removal. The Board of Directors may remove any officer at any time, with or without cause by the affirmative vote of a majority of Directors in office. (1701.64(B)(2))
Section 4. Compensation of Officers.
Unless compensation is otherwise determined by a majority of the Directors at a regular or special meeting of the Board of Directors, or unless such determination is delegated by the Board of Directors to a committee thereof or to another officer or officers, the President of the Corporation from time to time shall determine the compensation to be paid to all officers and other employees for services rendered to the Corporation. (1701.60)
ARTICLE V
Indemnification of Directors, Officers, Employees, and Others
(a)     Right of Indemnification. The Corporation shall indemnify any Director, officer, employee or other person, to the fullest extent provided by, or permissible under, Section 1701.13(E), Ohio Revised Code; and the Corporation is hereby specifically authorized to take any and all further action to effectuate any indemnification of any person which any Ohio corporation may have power to take (permissible under Section 1701.13(E)(6) or under any other statute or under general law), by any vote of the Shareholders, vote of disinterested Directors, by any Agreement, or otherwise. This Section of the Code of Regulations of the Corporation shall be interpreted in all respects to expand such power to indemnify to the maximum extent permissible to any Ohio Corporation with regard to the particular facts of each case, and not in any way to limit any statutory or other power to indemnify, or right of any individual to indemnification.
(b)     Insurance for Indemnification. The Corporation may purchase and maintain insurance for protection of the Corporation and for protection of any Director, officer, employee and/or any other person for whose protection, and to the fullest extent, such insurance may be purchased and maintained under Section 1701.13(E)(7), Ohio Revised Code, or otherwise. Such policy or policies of insurance may provide such coverage and be upon such terms and conditions as shall be authorized or approved from time to time by the Board of Directors, any authorized officer or officers, or by the Shareholders of the Corporation.
ARTICLE VI
Securities Held by the Corporation
Section 1. Transfer of Securities Owned by the Corporation.

All endorsements, assignments, transfers, stock powers, share powers or other instruments of transfer of securities standing in the name of the Corporation shall be executed for and in the name of the Corporation by the President, by a Vice President, by the Secretary or by the Treasurer or by any other person or persons as may be thereunto authorized by the Board of Directors.
Section 2. Voting Securities Held by the Corporation.
The Chairman of the Board, the President, any Vice President, Secretary or Treasurer, in person or by another person thereunto authorized by the Board of Directors, in person or by proxy or proxies appointed by him, shall have full power and authority on behalf of the Corporation to vote, act and consent with respect to any securities issued by other corporations which the Corporation may own. (1701.47(A))
ARTICLE VII
Share Certificates
Section 1. Transfer and Registration of Certificates.
The Board of Directors shall have authority to make such rules and regulations, not inconsistent with law, the Articles or these Regulations, as it deems expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby, or for the issuance or transfer of uncertificated shares, and may appoint transfer agents and registrars thereof. (1701.14(A), 1701.26)
Section 2. Substituted Certificates.
Any person claiming that a certificate for shares has been lost, stolen or destroyed, shall make an affidavit or affirmation of that fact and, if required, shall give the Corporation (and its registrar or registrars and its transfer agent or agents, if any) a bond of indemnity, in such form and with one or more sureties satisfactory to the Board (or its delegee(s)), and, if required by the Board of Directors (or its delegee(s)), shall advertise the same in such manner as the Board of Directors may require, whereupon a new certificate may be executed and delivered of the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed. (1701.27, 1308.35)
ARTICLE VIII
Seal
The Directors may adopt a seal for the Corporation which shall be in such form and of such style as is determined by the Directors. Failure to affix any such corporate seal shall not affect the validity of any instrument. (1701.13(B))
ARTICLE IX

Consistency with Articles of Incorporation
If any provision of these Regulations shall be inconsistent with the Corporation's Articles of Incorporation (and as they may be amended from time to time), the Articles of Incorporation (as so amended at the time) shall govern.
ARTICLE X
Section Headings
The headings contained in this Code of Regulations are for reference purposes only and shall not be construed to be part of and/or shall not affect in any way the meaning or interpretation of this Code of Regulations.
ARTICLE XI
Amendments
Except as otherwise provided by law, by the Articles or by these Regulations, this Code of Regulations of the Corporation (and as it may be amended from time to time) may be repealed, amended or added to in any respect (i) by the Board of Directors (to the extent permitted by the Ohio General Corporation Law), or (ii) at any time at any meeting of Shareholders by the affirmative vote of the holders of a majority of the voting power of the Corporation; provided, that any amendment or repeal proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or (iii) by the written consent of the Shareholders of record in accordance with Ohio General Corporation Law. If an amendment or addition is adopted by written consent without a meeting of the Shareholders, it shall be the duty of the Secretary to enter the amendment or addition in the records of the Corporation, and to mail a copy of such amendment or addition to each Shareholder of record who would be entitled to vote thereon and did not participate in the adoption thereof. (1701.11)